June 29, 2012

James Wheat

Dear James:
This Separation Agreement (the “Agreement”) sets forth the terms of your separation from employment with Silicon Graphics International Corp. (the “Company”).
1.    Employment Status and Final Payments.
(a)    Separation Date. Your last day of work with the Company and your employment termination date will be June 29, 2012 (the “Separation Date”). As of the Separation Date, your salary will cease, and any entitlement you have or might have under any Company-provided benefit plan, program, contract or practice (each a “Benefit Program”) will terminate, except (i) as required by the terms of an applicable Benefit Program or any applicable federal or state law, or (ii) as otherwise described below.
(b)    Accrued Salary and PTO. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off (PTO) earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments by law.
(c)    Expense Reimbursements. You shall submit expense reports to the Company seeking reimbursement for any business expenses incurred through the Separation Date within thirty (30) days after the Separation Date. The Company will reimburse you for these business expenses, pursuant to its standard policies and practices, within fifteen (15) business days after the submission of your expense report.
2.    Severance Benefits. The Company shall provide the following sole severance benefits (the “Severance Benefits”), if you timely sign, date and return this fully executed Agreement to the Company, and allow the releases contained herein to become effective (as defined in Section 10:
(a)    Base Salary. The Company shall provide you, as severance, the equivalent of twelve (12) months of your base salary. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in twenty-six (26) equal installments over a period of twelve (12) months. The Severance Payments will be paid on the Company's regular payroll cycle beginning on the first regularly-scheduled payroll date after the Effective Date of this Agreement as defined in paragraph 10 below, provided you have fulfilled your obligation to return Company property under Paragraph 4 of this Agreement.
(b)    Health Insurance. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Separation Date. Later, you may be able to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice describing your rights and obligations under the applicable state and/or federal insurance laws on or after the Separation Date. Although the Company is not otherwise obligated to do so, if you timely elect to continue group health coverage after the Separation Date pursuant to COBRA, the Company will reimburse your COBRA premium payments (or, at its sole discretion, provide you with a prepayment of such premiums) sufficient to continue your group health coverage at its current level (including dependant coverage, if applicable) for a maximum of twelve (12) months following the Separation Date.

(c)    Equity. Under the terms of your stock option agreements and the applicable plan documents, vesting of your stock options and restricted stock awards/units will cease as of the Separation Date. Your right to exercise any vested options or shares shall be extended for one year following your Separation Date. All other rights and obligations with respect to your stock options(s) and restricted stock awards, will be as set forth in your stock option agreement, grant notice, restricted stock purchase agreement, and applicable plan documents. Except as specifically modified herein, these equity awards shall continue to be governed by the terms of the applicable grant notices, stock option or restricted stock agreements, and governing equity plans.
3.    Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, or equity), severance (including any severance pursuant to your March 31, 2008 Employment Agreement (as amended on December 23, 2008)(the “Employment Agreement”), or Silicon Graphics International Corp. Executive Change in Control Severance Benefit Plan (the “Severance Plan”)), or any other benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account) or any vested stock options or other equity awards.
4.    Return Of Company Property. By June 29, 2012, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, by June 29, 2012, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits provided under this Agreement.
5.    Proprietary Information Obligations. You agree to refrain from any use or disclosure of the Company's confidential or proprietary information or materials (including, but not limited to, sales and marketing information, customer information, product and manufacturing information, financial information, personnel and compensation information, and operational and training information). Additionally, you reaffirm your obligation to comply with the Employee Proprietary Information and Inventions Agreement (the “PIIA”) you previously signed (attached hereto as Exhibit A).
6.    Nondisparagement. You agree not to disparage the Company, its officers, directors, employees, shareholders, and agents, and the Company (through its officers and directors) agrees not to disparage you, in any manner likely to be harmful to his/its business, business reputation, or personal reputation; provided that you and Company will respond accurately and fully to any question, inquiry or request for information when required by legal process.
7.    Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor shall you induce or encourage any person or entity to bring such claims. However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law. Further, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any threatened or pending litigation against the Company by making yourself reasonably available without further compensation for interviews with the Company's counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.
8.    No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
9.    Release of Claims.
(a)    General Release. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that you sign this Agreement (collectively, the “Released Claims”).
(b)    Scope of Release. The Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).
(c)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (b) any rights which are not waivable as a matter of law; or (c) any claims arising from the breach of this Agreement. In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing or the U.S. Securities and Exchange Commission, except that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.
10.    ADEA Waiver. You hereby acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may voluntarily decide not to do so); (c) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign this Agreement sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to and received by the Company's Human Resource Director); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement (the “Effective Date”).
11.    Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
12.    Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers' compensation claim.
13.    Dispute Resolution. To ensure rapid and economical resolution of any disputes regarding this Agreement, the parties hereby agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, CA conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (ii) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.
14.    Miscellaneous. This Agreement, including Exhibit A (the PIIA), constitutes the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including without limitation any promises or representations regarding severance benefits contained in the Employment Agreement or the Severance Plan. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the Company's Senior Vice President of Human Resources. You have twenty-one (21) calendar days to decide whether you would like to accept this Agreement, and the Company's offer contained herein will automatically expire if you do not sign it within this timeframe and return the fully signed Agreement promptly thereafter.
We wish you the best in your future endeavors.
Sincerely,
Silicon Graphics International Corp.

By:	/s/ Jorge Titinger	7/10/2012
Jorge Titinger, President & CEO

I have read, understand and agree fully to the foregoing Agreement:

/s/ James Wheat
James Wheat

July 4, 2012
Date

Exhibit A - Proprietary Information and Inventions Agreement

RACKABLE SYSTEMS, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment by Rackable Systems, Inc., a Delaware corporation (the “Company”), I hereby agree to the following with respect to my use and development of information and technology of the Company, as more fully set out below.
1.Proprietary Information.
(a)    Confidential Restrictions. I agree to hold in strict confidence and in trust for the sole benefit of the Company all Proprietary Information (as defined below) that I may have access to during the course of my employment with the Company and will not disclose any Proprietary Information, directly or indirectly, to anyone outside of the Company, or use, copy, publish, summarize, or remove from Company premises such information (or remove from the premises any other property of the Company) except: (i) during my employment as authorized by Company policy and to the extent necessary to carry out my responsibilities as an employee of the Company, or (ii) after termination of my employment, as specifically authorized in writing by the President of the Company. I further understand that the publication of any Proprietary Information through literature or speeches must be approved in advance in writing by the President of the Company.
(a)    Proprietary Information. “Proprietary Information” shall mean and all confidential knowledge, data or information related to the Company’s business or its actual or demonstrably anticipated research or development, including without limitation: (i) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (ii) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (iii) information regarding the skills and compensation of the Company’s employees, contractors, and any other service providers of the Company; and (iv) the existence of any business discussions, negotiations, or agreements between the Company and any third party.
(b)    Exclusions. Proprietary Information shall not include: (i) information which is or becomes publicly known through lawful means; (ii) information which was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) information which is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction) and did not learn of it, directly or indirectly, from the Company.
(c)    Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party (consistent with the Company’s agreement with such third party) without the express written authorization of the President of the Company.
(d)    with Business. In order to protect the Company’s and its goodwill, I agree that: (i) during the term of my employment by the Company, I will not, without the Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment by, the Company, and (ii) for the period of my employment by the Company and for one (l) year thereafter, I will not, either directly or indirectly, solicit, induce or encourage or attempt to solicit, induce or encourage any employee, independent contractor, or consultant of the Company to terminate his, her or its relationship with the Company in order to become an employee, consultant, or independent contractor to or for any other person or entity.
2.    Inventions.
(a)    Defined; Statutory Notice. I understand that during the term of my employment, there are certain restrictions on my development of technology, ideas, and inventions, referred to in this Agreement as “Invention Ideas.” The term Invention Ideas means any and all ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, and all improvements, rights, and claims related to the foregoing that are conceived, developed, or reduced to practice by me alone or with others except to the extent that California Labor Code Section 2870 lawfully prohibits the assignment of rights in such ideas, processes, inventions, etc. I understand that Section 2870(a) provides:
Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
(2)    Result from any work performed by the employee for the employer.
(b)    Records of Invention Ideas. I agree to maintain adequate and current written records on the development of all Invention Ideas and to disclose promptly to the Company all Invention Ideas and relevant records, which records will remain the sole property of the Company. I further agree that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, or copyright that I do not believe to be an Invention Idea, but is conceived, developed, or reduced to practice by me (alone or with others) during my period of employment shall be promptly disclosed to the Company (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the idea, process, or invention, etc., is an Invention Idea subject to this Agreement.
(c)    Assignment. I hereby assign, and agree to assign in the future, to the Company, without further consideration, my entire right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention Idea, which shall be the sole property of the Company, whether or not patentable. In the event any Invention Idea shall be deemed by the Company to be patentable or otherwise registrable, I will assist the Company (at its expense) in obtaining letters patent or other applicable registrations thereon and I will execute all documents and do all other things (including testifying at the Company’s expense) necessary or proper to obtain letters patent or other applicable registrations thereon and to vest the Company with full title thereto. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention Idea, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead, to execute and file any such document, and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executed and delivered by me.

(d)    Excluded Inventions. Except as disclosed in Exhibit A, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement (“Excluded Inventions”). If no Excluded Inventions are listed in Exhibit A, I warrant that there are no Excluded Inventions. I agree that I will not incorporate, or permit to be incorporated, Excluded Inventions in any Invention Idea without the Company’s prior written consent. If, in the course of my employment with the Company, I incorporate an Excluded Invention into a Company process, machine or other work, I hereby grant the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Invention.
(e)    Post-Termination Period. the one (1) year period after my employment ends, I will promptly and fully disclose to the Company in writing: (i) all inventions authored, conceived, or reduced to practice by me, either alone or with others, including any that might be covered under California Labor Code Section 2870, and (ii) all patent applications filed by me or in which I am named as an inventor or co-inventor. In addition, I agree to assign in the future any idea, process, trademark, service mark, invention, technology, computer program, original work of authorship, design, formula, discovery, patent, copyright, or any improvement, rights, or claims related to the foregoing which are conceived, developedor reduced to practice at any time (including after my employment with the Company ends) to the extent any such item is based upon any Invention Ideas or portions thereof.
I understand that nothing in this Agreement is intended to expand the scope of protection provided me by Sections 2870 through 2872 of the California Labor Code.
3.    Former or Conflicting Obligations. During my employment with the Company, I will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. I represent that my performance of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I certify that I have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude me from complying with the provisions hereof. I further represent that my employment by Company does not and will not breach any agreement with any former employer, including any noncompete agreement.
4.    Government Contracts. I understand that the Company has or may enter into contracts with the government under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred and I hereby agree to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such government contracts.
5.    Termination. I hereby acknowledge and agree that all personal property, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials or copies thereof, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment, belong to the Company and will be promptly returned to the Company upon termination of my employment with the Company. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Invention Idea. I understand that my obligations contained herein will survive the termination of my employment. In the event of termination of my employment, I agree to sign and deliver to the Company a Termination Certificate in the form attached hereto as Exhibit B. I further agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Proprietary Information, I agree to provide the Company with a computer-useable copy of all such Proprietary Information and then permanently delete and expunge such Proprietary Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company’s premises and owned by the Company is subject to inspection by the Company’s personnel at any time with or without further notice or consent. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with the Company in attending an exit interview.
6.    Miscellaneous Provisions.
(a)    Assignment. I agree that the Company may assign to another person or entity any of its rights under this Agreement, including, without limitation, any successor in interest to the Company or its business operations. This Agreement shall be binding upon me and my heirs, executors, administrators, and successors, and shall inure to the benefit of the Company’s successors and assigns.
(b)    Governing Law; Severability. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Agreement, or application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.
(c)    Application of this Agreement. I hereby agree that my obligations set forth in Sections 1 and 2 hereof and the definitions of Proprietary Information and Invention Ideas contained therein shall be equally applicable to Proprietary Information and Invention Ideas relating to any work performed by me for the Company prior to the execution of this Agreement.
(d)    Notification of New Employer. If I leave the employ of the Company, I consent to the notification of my new employer of my rights and obligations under this Agreement, by the Company providing a copy of this Agreement or otherwise.
(e)    Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by the Company, and it will not interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.
(f)    Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Proprietary Information of the Company, any breach of this Agreement by me would cause irreparable injury to the Company for which monetary damages would not be an adequate remedy and, therefore, will entitle the Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.
(g)    Entire Agreement. The terms of this Agreement are the final and entire expression of my agreement with respect to the subject matter hereof and supersede any prior or contemporaneous agreements or representations. This Agreement only may be modified in a written agreement signed by both me and a duly authorized officer of the Company.

Date:
Signature

Printed Name

EXHIBIT A

Employee’s Prior Inventions

Except as set forth below, there are no ideas, processes, trademarks, service marks, inventions, technology, computer programs, original works of authorship, designs, formulas, discoveries, patents, copyrights, or any claims, rights, or improvements to the foregoing that I wish to exclude from the operation of this Agreement:

EXHIBIT B

TERMINATION CERTIFICATE CONCERNING
PROPRIETARY INFORMATION AND INVENTIONS

This is to certify that I have returned all personal property of the Company, including, without limitation, all books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.
I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any invention, process, or idea, etc. conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

Date:
Signature

Printed Name